Contact:
Gary Hallgren
Chief Executive Officer
214-440-5202
contact@remotedynamics.com
www.remotedynamics.com

February 26th, 2010

Remote Dynamics Files Form 15 with Securities and Exchange Commission

Remote Dynamics, Inc. (OTCBB: RMTD) (the "Company") today announced that it has filed a Form 15 with the Securities and Exchange Commission ("SEC") to voluntarily deregister the Company's common stock and suspend its’ reporting obligations under the Securities Exchange Act of 1934. The Company expects the deregistration to become effective within 90 days of filing with the SEC; however, it will no longer file current or periodic reports with the SEC, effective immediately.

As a result of deregistration, the Company's common stock will not be eligible for trading on any national exchange or the OTC Bulletin Board; however, the common stock may be eligible for quotation on the Pink Sheets by broker dealers. There can be no certainty of such quotations in the future unless market-makers continue supporting a market in the Company's shares.  The Company's Board of Directors determined that the costs and other burdens of remaining a public company outweigh the advantages to the Company and its shareholders based on a number of factors including:

•	The Company's small shareholder base (less than 40 shareholders of record)
•	The nature and extent of trading in the Company's stock
•	The valuation the market is placing on the stock
•	The significant costs, both direct and indirect, of preparing and filing the periodic reports and forms a public company is required to file with the SEC
•	The substantial increases in those costs arising from the implementation and maintenance of new requirements imposed by the Sarbanes-Oxley Act of 2002

As a result of deregistration, the Company will no longer file certain reports and forms with the SEC, including forms 10-K, 10-Q and 8-K.

About Remote Dynamics, Inc.: Remote Dynamics, Inc. markets, sells and supports a state-of-the-art asset tracking and fleet management solution that contributes to higher customer revenues, enhanced operator efficiency and improved cost control. Combining the technologies of the global positioning system (GPS) and wireless communications, the company's solution improves our customers' operating efficiencies through real-time status information, exception-based reporting, and historical analysis. The company is based in Plano, Texas. More information about Remote Dynamics is available online at www.remotedynamics.com.